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                                                                    Exhibit 99.1

                    TETRA TECH CHANGES NASDAQ SYMBOL TO TTEK
                          TO REFLECT EXPANDING BUSINESS

PASADENA, CALIFORNIA. Tetra Tech, Inc. (currently NASDAQ: WATR) announced today that it is changing its trading symbol to NASDAQ: TTEK, a symbol more indicative of its expanding business. This change will take effect on Monday, December 18, 2000, at which time the old trading symbol will no longer be used.

As Li-San Hwang, Tetra Tech's CEO, explained, "The roots of Tetra Tech's business in management consulting and technical services have remained the same since our initial public offering in 1991. Since then, our business has grown and diversified as we have applied these root competencies to serve new markets and customers. Today, our three nearly equal branches of technology-oriented business are more accurately represented by our new trading symbol, TTEK."

"We remain confident about the markets we have selected and serve. In communications, increased competition on carriers to outsource services that lower their cost, and increased global demand for information transport, continue to drive our rapid growth. These factors can be seen in our outsourcing contracts with carriers to develop new European wireless networks, upgrade and develop North American wired networks, or contracts directly with end users to offer new indoor wireless technologies. The rebuilding of America's aging public infrastructure continues to drive growth in that market. In resource management, increased demand for the finite amount of fresh water continues to drive growth in technical solution providers. Our diversity has resulted in great strength."

"We will continue to focus our internal resources on the fastest growing areas of our company, a business model we've successfully implemented for many years. Because of our business growth, and to clarify our strategy moving forward, the trading symbol change to TTEK marks an exciting step toward our future."

ABOUT TETRA TECH (www.tetratech.com)
Tetra Tech is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations serviced through more than 150 offices located in the United States and internationally.

CONTACT: Li-San Hwang, President and CEO or Mike Bieber, Investor Relations 626/351-4664

CERTAIN STATEMENTS CONTAINED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS THOSE RELATED TO THE COMPANY'S ACQUISITION STRATEGY AND THE FLUCTUATIONS IN THE COMPANY'S QUARTERLY OPERATING RESULTS AND STOCK PRICE, AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS.